Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Humacyte, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Humacyte, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for leases in 2019.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has generated no product revenue and has incurred net losses and negative cash flows from operations in each year since inception. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 22, 2021

We have served as the Company’s auditor since 2013.

Humacyte, Inc.
Balance Sheets
(in thousands except for share and per share amounts)

	As of December 31,		June 30,
	2019	2020	2021
			(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$93,713	$39,929	$28,969
Accounts receivable	601	113	689
Prepaid expenses	640	1,407	1,482
Total current assets	94,954	41,449	31,140

Finance lease right-of-use assets, net	25,552	23,492	22,462
Operating lease right-of-use assets, net	897	769	748
Property and equipment, net	47,288	40,978	37,960
Deferred offering costs	-	-	3,242
Total assets	$168,691	$106,688	$95,552

	As of December 31,		June 30,
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY	2019	2020	2021
			(Unaudited)
Current liabilities
Accounts payable	$3,272	$2,274	$3,039
Accrued expenses	6,000	4,592	8,652
PPP loan payable, current portion	-	2,451	-
SVB loan payable, current portion	-	-	2,222
Deferred payroll tax, current portion	-	145	145
Finance lease obligation, current portion	1,500	1,729	1,852
Operating lease obligation, current portion	70	42	43
Total current liabilities	10,842	11,233	15,953

PPP loan payable, net of current portion	-	822	-
SVB loan payable, net of current portion	-	-	15,390
Deferred payroll tax, net of current portion	-	144	144
Finance lease obligation, net of current portion	24,819	23,090	22,133
Operating lease obligation, net of current portion	829	727	705
Total liabilities	36,490	36,016	54,325

Commitments and contingencies (Note 12)
Redeemable convertible preferred stock (Series A, B, C and D) $0.001 par value, 265,096,962 shares authorized, 265,096,951 shares outstanding as of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited); liquidation preference of $435,579 as of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited).	420,989	420,989	420,989

Stockholders' (deficit) equity
Common stock, $0.001 par value; 340,216,780 shares authorized as of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited); 21,429,003, 22,172,545 and 22,634,707 shares issued and outstanding as of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited), respectively.	21	22	23
Additional paid-in capital	32,763	37,757	45,810
Accumulated deficit	(321,572)	(388,096)	(425,595)
Total stockholders' (deficit) equity	(288,788)	(350,317)	(379,762)
Total liabilities, redeemable convertible preferred stock and stockholders' (deficit) equity	$168,691	$106,688	$95,552

The accompanying notes are an integral part of these financial statements.

Humacyte, Inc.
Statements of Operations and Comprehensive Loss
(in thousands except for share and per share amounts)

	Year Ended December 31,		For the Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
Grant revenue	$6,187	$1,491	$453	$845

Operating expenses:
Research and development (includes related party expenses of $571 and $620 for the years ended December 31, 2019 and 2020 and $313 and $166 for the six months ended June 30, 2020 and 2021 (unaudited))	75,603	54,078	26,187	29,705
General and administrative	16,275	12,013	5,981	10,178
Total operating expenses	91,878	66,091	32,168	39,883
Loss from operations	(85,691)	(64,600)	(31,715)	(39,038)

Other income (expenses), net:
Interest income	2,567	278	275	3
Gain on PPP loan forgiveness	-	-	-	3,284
Interest expense	(2,298)	(2,202)	(1,112)	(1,748)
Total other income (expenses), net	269	(1,924)	(837)	1,539
Net loss and comprehensive loss	$(85,422)	$(66,524)	$(32,552)	$(37,499)

Net loss per share attributable to common stockholders, basic and diluted	$(4.25)	$(3.03)	$(1.49)	$(1.67)
Weighted-average shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	20,120,442	21,956,162	21,854,473	22,499,516

The accompanying notes are an integral part of these financial statements.

Humacyte, Inc.
Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands except for share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of December 31, 2018	265,096,951	$420,989	19,064,776	$19	$27,090	$(234,289)	$(207,180)
Proceeds from the exercise of stock options	-	-	2,364,227	2	1,216	-	1,218
Stock-based compensation	-	-	-	-	4,457	-	4,457
Cumulative effective adjustment from adoption of ASC 842	-	-	-	-	-	(1,861)	(1,861)
Net loss	-	-	-	-	-	(85,422)	(85,422)
Balance as of December 31, 2019	265,096,951	$420,989	21,429,003	$21	$32,763	$(321,572)	$(288,788)
Proceeds from the exercise of stock options (unaudited)	-	-	609,011	1	222	-	223
Stock-based compensation (unaudited)	-	-	-	-	2,296	-	2,296
Net loss (unaudited)	-	-	-	-	-	(32,552)	(32,552)
Balance as of June 30, 2020 (unaudited)	265,096,951	$420,989	22,038,014	$22	$35,281	$(354,124)	$(318,821)

	Redeemable Convertible Preferred Stock		Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of December 31, 2019	265,096,951	$420,989	21,429,003	$21	$32,763	$(321,572)	$(288,788)
Proceeds from the exercise of stock options	-	-	743,542	1	300	-	301
Stock-based compensation	-	-	-	-	4,694	-	4,694
Net loss	-	-	-	-	-	(66,524)	(66,524)
Balance as of December 31, 2020	265,096,951	$420,989	22,172,545	$22	$37,757	$(388,096)	$(350,317)
Proceeds from the exercise of stock options (unaudited)	-	-	462,162	1	235	-	236
Stock-based compensation (unaudited)	-	-	-	-	5,458	-	5,458
Issuance of warrants in conjunction with debt (unaudited)	-	-	-	-	2,360	-	2,360
Net loss (unaudited)	-	-	-	-	-	(37,499)	(37,499)
Balance as of June 30, 2021 (unaudited)	265,096,951	$420,989	22,634,707	$23	$45,810	$(425,595)	$(379,762)

The accompanying notes are an integral part of these financial statements.

Humacyte, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,		For the Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(85,422)	$(66,524)	$(32,552)	(37,499)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,689	6,291	3,162	3,106
Stock-based compensation expense	4,457	4,694	2,296	5,458
Loss on disposal of property and equipment	69	177	149	-
Amortization expense	2,060	2,060	1,030	1,030
Non-cash operating lease costs	62	81	44	21
Amortization of SVB debt discount	-	-	-	313
Accrued interest on PPP loan obligation	-	22	7	11
Gain on PPP loan forgiveness	-	-	-	(3,284)
Changes in operating assets and liabilities:
Accounts receivable	(185)	488	407	(576)
Prepaid expenses	216	(767)	(678)	(75)
Other assets	112	-	-	-
Accounts payable	2,434	(889)	(911)	769
Accrued expenses	372	(1,408)	(482)	1,524
Operating lease obligation	(62)	(82)	(54)	(21)
Deferred payroll taxes	-	289	-	-
Deferred revenue	(589)	-	-	-
Net cash used in operating activities	(71,787)	(55,568)	(27,582)	(29,223)

Cash flows from investing activities
Purchase of property and equipment	(8,125)	(318)	(289)	(92)
Proceeds from sale of property and equipment	-	50	50	-
Net cash used in investing activities	(8,125)	(268)	(239)	(92)

Cash flows from financing activities
Proceeds from the exercise of stock options	1,218	301	223	236
Proceeds from PPP loan	-	3,251	3,251	-
Proceeds from SVB loan	-	-	-	19,944
Payment of SVB loan issuance cost	-	-	-	(285)
Payment of deferred offering costs	-	-	-	(706)
Payment of finance lease principal	(1,292)	(1,500)	(722)	(834)
Net cash provided by (used in) financing activities	(74)	2,052	2,752	18,355

Net decrease in cash and cash equivalents	(79,986)	(53,784)	(25,069)	(10,960)
Cash and cash equivalents at the beginning of the period	173,699	93,713	93,713	39,929
Cash and cash equivalents at the end of the period	93,713	39,929	68,644	28,969

Supplemental disclosure
Cash paid for interest on SVB loan	$-	$-	$-	$258
Supplemental disclosure of noncash activities:
Operating lease right-of-use assets obtained in exchange for lease obligations	$36	$36	$36	$-
Accrued property and equipment	$113	$4	$-	$-
Issuance of warrants in conjunction with debt	$-	$-	$-	$2,360
Unpaid deferred offering costs	$-	$-	$-	$2,536

The accompanying notes are an integral part of these financial statements.

Humacyte, Inc.

Notes to Financial Statements

1. Organization and Description of Business

Organization

Humacyte, Inc., or the Company, is pioneering the development and manufacture of off-the-shelf, universally implantable, bioengineered human tissues to improve the lives of patients and transform the practice of medicine. The Company is leveraging its technology platform to develop proprietary, bioengineered, acellular human tissues for use in the treatment of diseases and conditions across a range of anatomic locations in multiple therapeutic areas.

Liquidity and Going Concern

Since its inception in 2004, the Company has generated no product revenue and has incurred net losses and negative cash flows from operations in each year. To date, the Company has financed its operations primarily through the sale of equity securities and convertible debt and, to a lesser extent, through governmental and other grants. At December 31, 2019 and 2020 and June 30, 2021 (unaudited), the Company had an accumulated deficit of $321.6 million, $388.1 million and $425.7 million, respectively. The Company’s net losses were $85.4 million and $66.5 million for the years ended December 31, 2019 and 2020, respectively, and $32.6 million and $37.5 million for the six months ended June 30, 2020 and 2021 (unaudited). Substantially all of the Company’s net losses resulted from costs incurred in connection with the Company’s research and development programs and from general and administrative costs associated with the Company’s operations. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future as the Company advances its product candidates.

The Company does not believe its existing cash and cash equivalents will be sufficient to fund its anticipated operating expenses, including clinical trial expenses, and capital expenditure requirements for at least twelve months following the date these financial statements were issued. Until such time, if ever, as the Company is able to successfully develop and commercialize one or more of its product candidates, it expects to fund its operations through the sale of equity, debt, borrowing under credit facilities or through potential collaborations with other companies, other strategic transactions or government contracts and grants. The Company’s future capital requirements will depend on many factors, and adequate capital may not be available to the Company when needed or on acceptable terms. If the Company is unable to raise capital, it could be forced to delay, reduce, suspend or cease its research and development programs or any future commercialization efforts, which would have a negative impact on the Company’s business, prospects, operating results and financial condition. As of March 22, 2021, the issuance date of the financial statements for the year ended December 31, 2020, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the annual financial statements were issued.

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Business Combination

On February 17, 2021, the Company entered into a business combination agreement with Alpha Healthcare Acquisition Corp. (“AHAC”) and Hunter Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AHAC, pursuant to which Merger Sub will merge with the Company, with the Company surviving the Merger as a wholly owned subsidiary of AHAC (the “Merger”). As a result of the Merger, AHAC will immediately be renamed Humacyte, Inc. (“New Humacyte”). Immediately prior to the consummation of the Merger, the Company’s outstanding preferred stock will automatically convert into shares of the Company’s common stock at the then-effective conversion ratio.

Humacyte, Inc.

Notes to Financial Statements

In addition, concurrently with the completion of the Merger, certain investors have agreed to subscribe for and purchase an aggregate of $175 million of common stock of New Humacyte (the “PIPE Investment”). The boards of directors of both AHAC and the Company have approved the proposed Merger. Completion of the Merger is subject to approval of AHAC’s shareholders and the satisfaction or waiver of certain other customary closing conditions. The Company expects that the Merger will represent a business combination pursuant to FASB ASC Topic 805, Business Combinations and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AHAC will be treated as the acquired company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined company, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of the Company issuing shares for the net assets of AHAC, accompanied by a recapitalization. The net assets of AHAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Merger will be those of the Company.

Impact of COVID-19

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak, including shelter-in-place orders and the mandatory shutdown of certain businesses. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on the Company’s business, as supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The COVID-19 pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay its clinical trials or future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the Company’s business and operations.

To date, the COVID-19 pandemic has not resulted in material financial impacts or impairment losses in the carrying values of the Company’s assets as a result of the pandemic and the Company is not aware of any specific related event or circumstance that would require it to revise the estimates reflected in these financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including current and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related economic impact of the pandemic.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP.

Unaudited Interim Financial Statements

The accompanying balance sheet as of June 30, 2021, and the statements of operations and comprehensive loss, the statements of changes in redeemable convertible preferred stock and stockholders’ deficit and the statements of cash flows for the six months ended June 30, 2020 and 2021 are unaudited. These unaudited interim financial statements have been prepared on the same basis as the audited financial statements, and in management’s opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2020 and 2021. The financial data and the other financial information disclosed in the notes to these financial statements related to these six-month periods are also unaudited. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ended December 31, 2021 or any other period.

Humacyte, Inc.

Notes to Financial Statements

Segments

The Company operates and manages its business as one reportable and operating segment. The Company is developing proprietary, bioengineered, acellular human tissues that can be used in the treatment of diseases and conditions across a range of anatomic locations in multiple therapeutic areas. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of evaluating financial performance and allocating resources.

Comprehensive loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021 (unaudited).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the financial statements include stock-based compensation costs, right-of-use, or ROU, assets, accruals for research and development activities, fair value of common stock, useful lives of property and equipment, redeemable convertible preferred stock and income taxes. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash deposits are held with financial institutions with investment-grade ratings in the United States of America, or US. Cash deposits typically exceed federally insured limits. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), cash and cash equivalents consisted of cash on deposit with banks denominated in US dollars and investments in money market funds.

Redeemable Convertible Preferred Stock

The Company analyzes all issued equity instruments to determine the appropriate accounting and classification. The Company evaluates its equity instruments under Accounting Standards Codification, or ASC 480, Distinguishing liabilities from equity, to determine whether the instrument embodies an obligation of the Company and, if not, the appropriate classification within temporary or permanent equity. Equity instruments that are classified as temporary equity will have at least one of the following characteristics: redemption at a fixed or determinable price on a fixed or determinable date or dates, redemption at the option of the holder, or any condition of redemption or liquidation which is not solely within the control of the Company without regard to probability.

The Company records equity instruments that are classified as temporary equity at fair value upon issuance, net of issuance costs. The Company accretes the carrying value of its redeemable convertible preferred stock to the redemption or liquidation amount once the Company has determined that it is probable that it will become redeemable or be liquidated. The accretion will be recorded as charges against additional paid-in capital until the additional paid-in capital balance is reduced to zero. At that time, additional accretion adjustments will be recorded as additions to accumulated deficit.

Humacyte, Inc.

Notes to Financial Statements

The Company also analyzes instances where the equity instrument has a conversion feature pursuant to ASC 815, Derivatives and hedging, to determine whether the embedded conversion feature should be bifurcated from the equity instrument and accounted for separately. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company did not have any instruments that have been recognized as derivative liabilities with respect to its outstanding redeemable convertible preferred stock.

Revenue Recognition

The Company’s revenues generally consist of grant revenues, including revenues generated under government and other awarded grants.

In 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2014-09, Revenues from Contracts with Customers (Topic 606), or ASC 606. The new guidance became effective January 1, 2019 for private companies with early adoption allowed. The Company adopted ASC 606 on January 1, 2019 using the modified-retrospective adoption method for all contracts that were not completed as of the date of adoption. Under the modified-retrospective method, there was no cumulative effect of applying the standard as of January 1, 2019.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASC 606 also impacts certain other areas, such as the accounting for costs to obtain or fulfill a contract.

In addition, ASC 606 requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

For contracts where the period between when the Company transfers a promised good or service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Grant Revenue

The Company generates revenue primarily from government and other awarded grants that reimburse the Company for certain allowable costs related to research and development efforts. These grants include the following terms:

The Department of Defense grants are for an award of $4.0 million, all of which has been recognized as revenue before the program ended, for work on bioengineered blood vessels for vascular trauma which was awarded to the Company in September 2017 and ended in February 2020 and an award of $7.1 million for work to support human tissue engineered blood vessels for vascular reconstruction in the injured warfighter which was awarded to the Company in August 2017 and is ongoing. The Company has recognized revenue of $4.5 million during 2019, $1.1 million during 2020, and $0.5 million and $0.8 million during the six months ended June 30, 2020 (unaudited) and 2021 (unaudited), respectively, for reimbursement of certain allowable costs related to these grants.

The California Institute of Regenerative Medicine grants are for work to support the Company’s Phase III clinical trials, which were awarded to the Company in July 2016 and November 2017. The Company recognized $11.2 million in revenue from these grants upon the achievement of performance milestones related to patient enrollment targets before this program ended in 2020. The Company has recognized revenue of $1.7 million during 2019 and no revenue was recognized during 2020 or during the six months ended June 30, 2020 (unaudited) and 2021 (unaudited), respectively, for reimbursement of certain allowable costs related to these grants.

The National Institutes of Health grant is for $1.6 million for work to support bioengineered grafts for peripheral vascular disease which was awarded to the Company in November 2013. The Company recognized $1.6 million for the reimbursement of certain allowable costs related to the grant before this program ended in 2020. The Company has recognized no revenue during 2019, $0.3 million during 2020, and no revenue during the six months ended June 30, 2020 (unaudited) and 2021 (unaudited) for reimbursement of certain allowable costs related to these grants.

Humacyte, Inc.

Notes to Financial Statements

The Company has determined that the grants are not within the scope of ASC 606 as they do not meet the definition of a contract with a customer. The Company has concluded that the grants meet the definition of a contribution and are nonexchange transactions and has applied the contribution accounting model in Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition by analogy.

The Company recognizes funding received from grants as revenue, rather than as a reduction of research and development expenses, because the Company is the principal in conducting the research and development activities and these grants are central to the Company’s ongoing operations. The Company recognizes revenue only after the qualifying expenses related to the grants have been incurred and it is reasonably assured that the expenses will be reimbursed and the revenue will be collectible. The related costs incurred are included in research and development expense in our statements of operations and comprehensive loss.

Revenue from grants not within the scope of ASC 606 was $6.2 million and $1.5 million for the years ending December 31, 2019 and 2020, respectively, and $0.4 million and $0.8 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. Total cash balances exceeded insured balances by the Federal Deposit Insurance Corporation as of December 31, 2019 and 2020 and June 30, 2021 (unaudited). Cash equivalents are invested in highly rated money market funds invested only in obligations of the US government and its agencies.

The majority of the Company’s revenue has been derived from government grants. The Company’s grants, which represented 10% or more of the Company’s total revenue during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021 (unaudited) or accounts receivable balance as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), are as follows:

	2019		2020		June 2020 (unaudited)		June 2021 (unaudited)
	Revenue	Accounts Receivable	Revenue	Accounts Receivable	Revenue	Accounts Receivable	Revenue	Accounts Receivable
Grant A	28%	-	-	-	-	-	-	-
Grant B	38%	67%	10%	-	32%	-	-	-
Grant C	34%	33%	67%	100%	61%	83%	100%	100%
Grant D	-	-	18%	-	-	-	-	-
Total	100%	100%	95%	100%	93%	83%	100%	100%

All of the Company’s revenues were generated from grants from government and other entities located in the United States, for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited).

Other Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, successful discovery and development of its product candidates, the success of clinical trials and other studies for its product candidates, including for its ongoing V005 Phase II/III clinical trial and V007 Phase III clinical trial, the regulatory approval and commercialization of its HAVs and other product candidates, the expected size of the target populations for the Company’s product candidates, the degree of market acceptance of the HAVs, if approved, the availability of third-party coverage and reimbursement, development by competitors of new technological innovations, the ability to manufacture HAVs and other product candidates in sufficient quantities, expectations regarding the Company’s strategic partnerships, dependence on third parties, key personnel and the ability to attract and retain qualified employees, protection of proprietary technology and confidentiality of trade secrets, compliance with governmental regulations, the impact of the COVID-19 pandemic, the Company’s implementation and maintenance of effective internal controls, and the ability to secure additional capital to fund operations and commercial success of its product candidates.

Humacyte, Inc.
Notes to Financial Statements

Product candidates currently under development will require extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s commercialization efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales, and the Company may depend on certain strategic relationships to distribute its products, including the Company’s strategic partnership with Fresenius Medical Care Holdings, Inc., or Fresenius Medical Care, to sell, market and distribute its 6 millimeter HAV for certain specified indications.

Net Loss per Share Attributable to Common Stockholders

The Company applies the two-class method to compute basic and diluted net loss per share attributable to common stockholders when shares meet the definition of participating securities. The two-class method determines net loss per share for each class of common and redeemable convertible preferred stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and redeemable convertible preferred stock based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses.

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration of potentially dilutive common stock. Diluted net loss per share attributable to common stockholders reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company unless inclusion of such shares would be anti-dilutive. Since the Company has only incurred losses, basic and diluted net loss per share is the same. Securities that could potentially dilute net loss per share in the future that were not included in the computation of diluted net loss per share are as follows:

	December 31,		June 30,
	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
Shares issuable upon conversion of Series A redeemable convertible preferred stock	70,152,805	70,152,805	70,152,805	70,152,805
Shares issuable upon conversion of Series B redeemable convertible preferred stock	91,919,158	91,919,158	91,919,158	91,919,158
Shares issuable upon conversion of Series C redeemable convertible preferred stock	42,808,208	42,808,208	42,808,208	42,808,208
Shares issuable upon conversion of Series D redeemable convertible preferred stock	60,216,780	60,216,780	60,216,780	60,216,780
Exercise of options under stock plan	19,880,073	18,330,574	17,218,438	24,831,266
Warrants to purchase common stock	125,520	125,520	125,520	1,095,616

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. ASC 820, Fair Value Measurement and Disclosures, establishes a hierarchy whereby inputs to valuation techniques used in measuring fair value are prioritized, or the fair value hierarchy. There are three levels to the fair value hierarchy based on reliability of inputs, as follows:

Humacyte, Inc.
Notes to Financial Statements

•        Level 1 — Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets.

•        Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3 — Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The determination requires significant judgments to be made by the Company.

The Company’s cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The carrying values of other receivables, accounts payable and accrued expenses as of December 31, 2019 and 2020, and June 30, 2021 (unaudited) approximated their fair values due to the short-term nature of these items.

Property and Equipment, Net

Property and equipment, net are recorded at cost less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives for significant asset categories are as follows:

Property and equipment	Estimated Useful Lives (Years)
Scientific equipment	5 – 7
Computer equipment	5
Software	3
Furniture and fixtures	5 – 7
Leasehold improvements	Lesser of useful life or life of lease
Construction in progress	N/A

Impairment of Long-Lived Assets

The Company reviews the carrying value of property and equipment for indicators of possible impairment whenever events and circumstances indicate that the carrying value of an asset or asset group may not be recoverable from the estimated future net undiscounted cash flows expected to result from its use and eventual disposition. In cases where estimated future net undiscounted cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset or asset group. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment, there was no impairment at December 31, 2019 and 2020.

Humacyte, Inc.
Notes to Financial Statements

Income Taxes

Income taxes are computed using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements. In estimating future tax consequences, the Company considers all expected future events other than enactment of changes in tax laws or rates. A valuation allowance is recorded, if necessary, to reduce net deferred tax assets to their realizable values if management does not believe it is more likely than not that the net deferred tax assets will be realized. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company has recorded a full valuation allowance against its deferred tax assets.

The Company recognizes the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Assessing an uncertain tax position begins with the initial determination of the sustainability of the position and is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed. Additionally, the Company must accrue interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws.

The Company has analyzed its filing positions in all significant Federal and state jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company has determined that no uncertain tax positions would have a material impact on the financials statements of the Company. The Company is no longer subject to Federal, state, and local tax examinations by tax authorities for years before 2017 although carry-forward attributes that were generated prior to 2017 may still be adjusted upon examination by the taxing authorities if they either have been or will be used in a future period. No income tax returns are currently under examination by taxing authorities.

As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company had not recorded any amounts for unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company had no accrued interest or penalties related to uncertain tax positions, and no amounts had been recognized in the Company’s statements of operations and comprehensive loss.

Intellectual Property

The Company seeks to protect its intellectual property by filing patent applications in the United States and abroad related to novel technologies and product candidates that it views as important to its business. The patent positions of biotechnology companies generally, including the Company’s patent positions, is highly uncertain and involves complex legal and factual questions for which legal principles remain unresolved. Patent costs have been expensed as incurred as general and administrative expense.

Research and Development

The Company expenses research and development costs as operating expenses as incurred. Research and development expenses consist primarily of:

•        salaries and related overhead expenses for personnel in research and development functions, including stock-based compensation and benefits;

•        fees paid to consultants and CROs, including in connection with clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work and statistical compilation and analysis;

•        allocation of facility lease and maintenance costs;

•        depreciation of leasehold improvements, laboratory equipment and computers;

Humacyte, Inc.
Notes to Financial Statements

•        costs related to purchasing raw materials for and producing product candidates for clinical trials;

•        costs related to compliance with regulatory requirements;

•        costs related to the manufacturing scale-out initiative; and

•        license fees related to in-licensed technologies.

Accrued Research and Development

The Company has entered into various agreements with CROs and a CMO, which conduct preclinical studies and clinical trials and contract manufacturing activities. The Company’s research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced, are included in accrued expenses on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly. Payments made under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. The Company terminated its agreement with its CMO on March 6, 2020 but will continue to rely on its CMO to store and ship HAV inventory until such time as its HAV inventory is fully depleted . As of December 31, 2020, the inventory value held at the CMO was immaterial and as of June 30, 2021 (unaudited), the inventory was fully depleted.

Stock-Based Compensation

The Company accounts for stock-based compensation for employees and non-employees measured at grant date, based on the fair value of the award. The Company measures the fair value of awards granted using the Black-Scholes option pricing model and recognizes the expense over the requisite service period using the straight-line method. Option valuation models, including the Black-Scholes option-pricing model, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant-date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, the expected term of the award, and the fair value of the underlying common stock on the date of grant. Forfeitures are accounted for as they occur.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. The Company determines if an arrangement is or contains a lease and the classification of that lease at inception of a contract. The Company’s operating lease assets are included in “operating lease right-of-use assets, net”, and the current and non-current portions of the operating lease liabilities are included in “operating lease obligation, current portion”, and “operating lease obligation, net of current portion”, respectively, on the balance sheets. The Company’s finance lease assets are included in “finance lease right-of-use assets, net”, and the current and non-current portions of the finance lease liabilities are included in “finance lease obligation, current portion”, and “finance lease obligation, net of current portion”, respectively, on the balance sheets.

Under this guidance, arrangements meeting the definition of a lease are classified as operating or finance leases, and are recorded on the balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease right-of-use assets and lease obligations are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. Operating lease right-of-use assets are adjusted for (i) payments made at or before the commencement date, (ii) initial direct costs incurred, and (iii) tenant incentives under the lease. As the implicit rate for the operating leases were not determinable, the Company used an incremental borrowing rate based on the information available at the respective lease commencement dates in determining the present value of future payments. The incremental borrowing rate represents the interest rate the Company would expect to incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The Company determined the incremental borrowing rate by considering various factors, such as its credit rating, interest rates of similar debt instruments of entities with comparable credit ratings, the lease term and the currency in which the lease was denominated. The Company considers a lease term to be the noncancelable period that it has the right to use the underlying asset, including any periods where it is reasonably certain the Company will exercise any option to extend the contract.

Humacyte, Inc.
Notes to Financial Statements

Lease expenses for minimum lease payments for operating leases are recognized on a straight-line basis over the lease term. Amortization expense of the right-of-use asset for finance leases is recognized on a straight-line basis over the lease term and interest expense for finance leases is recognized based on the incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term.

In calculating the right-of-use assets and lease liabilities, the Company has elected to combine lease and non-lease components for all asset classes. The Company excludes short-term leases, if any, having initial terms of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

Prior to the adoption of ASC 842 on January 1, 2019 the Company was deemed to be the accounting owner of leased space during the construction of its headquarters in a build-to-suit arrangement. Upon substantial completion of construction in June 2018, the Company assessed the facility for sale-leaseback criteria qualification. The Company determined that the transaction did not meet the requirements of a sale-leaseback due to the Company’s continuing involvement in the leased facility. As such, the facility was accounted for as an asset financing, with the building asset and related facility financing obligation remaining on the Company’s balance sheet. The Company availed itself of the practical expedients provided under the ASU and its subsequent amendments regarding identification of leases, lease classification, indirect costs, and the combination of lease and non-lease components. Upon adoption of ASC 842, the Company removed the building assets and facility financing obligation, under the failed sale leaseback, for its headquarters lease from its financial statements, with a corresponding adjustment (addition) to accumulated deficit of $1.9 million, and recorded a finance lease liability and corresponding right-of-use asset, each for $27.6 million in connection with the headquarters lease. In addition, the adoption of this guidance resulted in the recognition of operating right-of-use assets and operating lease liabilities of $0.9 million as of January 1, 2019, which included the lease of the underlying land associated with its headquarters.

The cumulative effect of initially applying the new lease guidance on January 1, 2019 is as follows:

	January 1, 2019
($ in thousands)	Beginning Balance	Cumulative Effect Adjustment	Beginning Balance, As Adjusted
Assets
Building asset	$25,091	$(25,091)	$-
Finance lease right-of-use assets, net	$-	$27,612	$27,612
Operating lease right-of-use assets, net	$-	$923	$923

Liabilities and stockholders' deficit
Accrued expenses	$7,049	$(1)	$7,048
Facility financing obligation, current portion	$276	$(276)	$-
Finance lease obligation, current portion	$-	$1,292	$1,292
Operating lease obligation, current portion	$-	$55	$55
Facility financing obligation, net of current portion	$22,955	$(22,955)	$-
Finance lease obligation, net of current portion	$-	$26,319	$26,319
Operating lease obligation, net of current portion	$-	$870	$870
Accumulated deficit	$(234,289)	$(1,861)	$(236,150)

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company adopted ASU 2018-13 as of January 1, 2020. The adoption of this ASU did not have a material impact on its financial statements and related disclosures.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted ASU 2020-06 as of January 1, 2021 (unaudited). The adoption of this ASU had no impact on its financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The FASB is issuing this update to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity classified written call options (for example, warrants) that remain equity classified after modification or exchange. ASU 2021-04 is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring after the effective date of the amendments. The Company is currently evaluating the effect of this update on its financial statements.

Humacyte, Inc.
Notes to Financial Statements

3. Property and Equipment, Net

Property and equipment, net consist of the following:

	As of December 31,		June 30,
($ in thousands)	2019	2020	2021
			(Unaudited)
Scientific equipment	$27,822	$27,412	$27,495
Computer equipment	218	149	154
Software	340	335	335
Furniture and fixtures	988	988	988
Leasehold improvements	26,337	26,355	26,355
	55,705	55,239	55,327
Accumulated depreciation	(8,417)	(14,261)	(17,367)
Property and equipment, net	$47,288	$40,978	$37,960

Depreciation expense totaled $4.7 million and $6.3 million for the years ended December 31, 2019 and 2020, respectively and $3.2 million and $3.1 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively. All long-lived assets are maintained in the United States.

4. Accrued Expenses

Accrued expenses consisted of the following:

	As of December 31,		As of June 30,
($ in thousands)	2019	2020	2021
			(Unaudited)
Accrued external research, development and manufacturing costs	$3,872	$2,615	$1,626
Accrued employee compensation and benefits	1,260	1,009	3,944
Accrued professional fees	868	968	3,082
Total	$6,000	$4,592	$8,652

5. Debt

On April 30, 2020, the Company received loan proceeds in the amount of approximately $3.3 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. All or portion of this loan and any accrued interest was eligible to be forgiven after a twenty four week period as long as the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of the loan forgiven was to be reduced if the borrower terminated employees or reduced salaries during the twenty four week period. The unforgiven portion of the PPP loan was to be payable over two years at an interest rate of 1%, with a deferral of payments for the first ten months. On May 25, 2021 forgiveness of the PPP loan was approved and the Company recognized a gain from loan extinguishment in the amount of $3,284 during the six months ended June 30, 2021.

Unaudited

In March 2021, the Company entered into a term loan agreement with Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., which provides a term loan facility of up to $50.0 million with a maturity date of March 1, 2025, or the Loan Agreement. The Company’s obligations under the Loan Agreement are secured by substantially all of its assets except for its intellectual property. The Loan Agreement contains certain customary covenants, including, but not limited to, those relating to additional indebtedness, liens, asset divestitures, and affiliate transactions. If a minimum liquidity amount is not maintained, 50% of the outstanding principal and interest will become cash collateralized. As of June 30, 2021 (unaudited), the Company was in compliance with all covenants. On July 9, 2021 (unaudited) the Company had not yet achieved certain financial covenants and $10.0 million of the loan proceeds has been classified as restricted cash. The Company met these financial covenants upon the close of the Merger and the related PIPE Investment on August 26, 2021 (unaudited). The Company may use the proceeds of borrowings under the Loan Agreement as working capital and to fund its general business requirements. Refer to Note 15 – Subsequent Events for additional information.

Humacyte, Inc.
Notes to Financial Statements

The Loan Agreement provides that the term loans will be distributed in tranches. The initial term loan tranche of $20.0 million was drawn as of June 30, 2021 (unaudited) and is accounted for net of issuance costs which are being accreted to interest expense over the term of the loan using the effective interest method. Three subsequent $10.0 million term loan tranches are eligible to be disbursed at the request of the Company during specified draw periods between now and 2023 if certain business development milestones and other specified requirements are met by the dates specified in the Loan Agreement. Borrowings bear interest at the greater of 7.5% or the Wall Street Journal Prime Rate plus 4.25% (7.5% as of June 30, 2021) (unaudited). Interest only payments on the principal amount outstanding are due monthly beginning in the first month after the loan is dispersed. Repayment of principal may begin as soon as April 1, 2022 under our current level of borrowing and no later than April 1, 2024, depending on whether the Company qualifies for and elects to borrow the subsequent tranches of term loans. The term loans may only be prepaid in full, and such prepayment requires 30 days’ advance notice and is subject to a prepayment fee of 3.00% (with a step down to 2.00% after March 30, 2022, and a further step down to 1.00% after March 30, 2023). The Company is not obligated to pay a prepayment fee if the Company makes a prepayment after March 30, 2024.

In connection with the Loan Agreement, Humacyte granted warrants to purchase shares of Humacyte common stock at an exercise price of $2.699 per share (unaudited) of which 1,095,616 warrants were immediately exercisable (unaudited) and the remaining 469,550 will become exercisable upon the funding of an additional $10 million tranche (unaudited). The warrants are classified within stockholders’ equity as the settlement of the warrants is indexed to the Company’s own stock. The Company recognized the fair value of the warrants immediately exercisable within stockholders’ equity using a Black-Scholes valuation model at issuance. The Company has determined that the funding of an additional tranche is not probable, and therefore no value was ascribed at issuance to the warrants that are only exercisable upon the funding of the additional tranche. The fair value of warrants ($2.4 million), a 5% final payment fee ($1.0 million) and debt issuance costs ($0.3 million) are being accreted to interest expense over the term of the loan using the effective interest method.

SVB loan payable and net discount or premium balances are as follows:

	June 30,	December 31,
($ in thousands)	2021	2020
	(Unaudited)
Principal amount of SVB loan payable	$20,000	$-
Final payment amount of SVB loan payable	1,000	-
Net premium associated with accretion of final payment and other debt issuance costs	(3,388)	-
SVB loan payable, current and noncurrent	17,612	-
Less SVB loan payable, current portion	(2,222)	-
SVB loan payable, noncurrent portion	$15,390	$-

Future minimum payments of principal and estimated payments of interest on the Company’s outstanding variable rate borrowings as of June 30, 2021 (unaudited) are as follows:

Humacyte, Inc.

Notes to Financial Statements

Year ending December 31:	($ in thousands)
2021 (remainder)	$767
2022	6,917
2023	7,532
2024	7,026
2025	2,122
Total future payments	24,364
Less amounts representing interest	(3,364)
Less final payment	(1,000)
Total principal amount of SVB loan payments	$20,000

6. Leases

The Company’s finance lease relates to its headquarters, which was substantially completed in June 2018 and leased through May 2033, and its operating lease relates to the land lease associated with its headquarters. Historically the Company’s operating leases included a lease for laboratory and office space in Ohio. In March 2020, the Company terminated this lease, effective September 30, 2020, and paid termination fees of less than $0.1 million.

At December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company had finance lease liabilities of $26.3 million, $24.8 million and $24.0 million, respectively; right-of-use assets of $25.6 million, $23.5 million and $22.5 million, respectively; operating lease liabilities of $0.9 million, $0.8 million and $0.7 million, respectively; and right-of-use assets of $0.9 million, $0.8 million and $0.7 million, respectively, all of which were included in the balance sheet.

The Company’s leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses;

renewal options have been included in the calculation of the lease liabilities and right of use assets as the Company is reasonably certain to exercise the options due to the specialized nature of the leased building. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not act as a lessor in any lease arrangements.

The following summarizes quantitative information about the Company’s leases:

	Year Ended December 31, 2019		Year Ended December 31, 2020		Six Months Ended June 30, 2020 (Unaudited)		Six Months Ended June 30, 2021 (Unaudited)
($ in thousands)	Finance Leases	Operating Leases	Finance Leases	Operating Leases	Finance Leases	Operating Leases	Finance Leases	Operating Leases
Operating cash flows from leases	$(2,298)	$(137)	$(2,180)	$(182)	$(1,106)	$(89)	$(525)	$(53)
Financing cash flows from leases	$(1,292)	$-	$(1,500)	$-	$(722)	$-	$(834)	$-
Weighted-average remaining lease term	6.02	6.38	5.52	6.24	6.04	6.43	5.26	5.98
Weighted-average discount rate	8.50%	8.50%	8.50%	8.50%	8.50%	8.50%	8.50%	8.50%

As of December 31, 2020, the maturities of the Company’s lease liabilities were as follows:

($ in thousands)	Finance Leases	Operating Leases
Year Ended December 31, 2021	$3,773	$105
Year Ended December 31, 2022	3,868	105
Year Ended December 31, 2023	3,965	105
Year Ended December 31, 2024	4,065	106
Year Ended December 31, 2025	4,167	106
Thereafter	16,937	678
Total	36,775	1,205
Less: present value discount	(11,956)	(436)
Lease liabilities	$24,819	$769

Humacyte, Inc.

Notes to Financial Statements

7. Redeemable Convertible Preferred Stock

Redeemable Convertible Preferred Stock and Preferred Stock Terms

The Company has outstanding series A redeemable convertible preferred stock, series B redeemable convertible preferred stock, series C redeemable convertible preferred stock and series D redeemable convertible preferred stock, which are collectively referred to as “redeemable convertible preferred stock.” The series A redeemable convertible preferred stock, series B redeemable convertible preferred stock and series C redeemable convertible preferred stock are individually and collectively referred to as “junior” series of preferred stock.

As of December 31, 2019, December 31, 2020, June 30, 2020 (unaudited) and June 30, 2021 (unaudited), redeemable convertible preferred stock consisted of the following (in thousands, except share amounts):

	Redeemable Convertible Preferred Stock Authorized	Redeemable Convertible Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Issuance Price
Series A redeemable convertible preferred stock	70,152,805	70,152,805	$74,079	$74,079	$1.05596
Series B redeemable convertible preferred stock	91,919,158	91,919,158	127,358	136,500	$1.485
Series C redeemable convertible preferred stock	42,808,219	42,808,208	70,704	75,000	$1.752
Series D redeemable convertible preferred stock	60,216,780	60,216,780	148,848	150,000	$2.491
	265,096,962	265,096,951	$420,989	$435,579

In connection with the series D redeemable convertible preferred stock financing, the Company granted Fresenius Medical Care the right to purchase up to an aggregate of $30.0 million of its common stock in a private placement effected concurrently with its initial public offering at a price per share equal to the initial public offering price. See Note 13: Related Party Transactions for further discussion of the Company’s relationship with Fresenius Medical Care.

Election of Directors

The holders of the series A redeemable convertible preferred stock and the series B redeemable convertible preferred stock may designate one individual and two individuals, respectively, to the Board of Directors. The holders of the series C redeemable convertible preferred stock may designate one individual to the Board of Directors and Fresenius Medical Care may designate one representative to attend, in a non-voting observer capacity, all meetings of the Company’s Board of Directors.

Conversion to Common Stock

Each share of redeemable convertible preferred stock is convertible, at the option of the holder thereof, into that number of the fully paid and nonassessable shares of common stock determined by dividing the original issue price for the relevant shares by the conversion price. Each share of redeemable convertible preferred stock will automatically be converted into that number of fully-paid, nonassessable shares of common stock at the then effective conversion rate for such shares (i) immediately prior to the closing of a firm commitment underwritten public offering on the New York Stock Exchange or a Nasdaq market pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, if the offering price is not less than $2.7401 per share (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) and the aggregate gross proceeds to the Company are not less than $100.0 million (before deduction of commissions and expenses), (ii) with respect to the series C redeemable convertible preferred stock, series B redeemable convertible preferred stock and series A redeemable convertible preferred stock, upon the receipt by the Company of a written request for such conversion from the holders of at least 60% of such series of redeemable convertible preferred stock then outstanding and at least 60% of the then outstanding shares of series C redeemable convertible preferred stock or (iii) with respect to the series D redeemable convertible preferred stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the then outstanding shares of series D redeemable convertible preferred stock.

Humacyte, Inc.

Notes to Financial Statements

The following are the conversion prices for each series of the redeemable convertible preferred stock as of December 31, 2020 and June 30, 2021 (unaudited):

Series	Conversion Price
Series A redeemable convertible preferred stock	$1.05596
Series B redeemable convertible preferred stock	$1.485
Series C redeemable convertible preferred stock	$1.752
Series D redeemable convertible preferred stock	$2.491

These conversion prices are subject to adjustment from time to time including for certain share issuances made without consideration or for consideration less than the then applicable conversion price of a series of redeemable convertible preferred stock, dividends, stock splits, and combinations. As of December 31, 2020 and June 30, 2021 (unaudited), each series of redeemable convertible preferred stock is convertible on a one-for-one basis.

The series A, series B, series C and series D redeemable convertible preferred stock includes an anti-dilution feature that adjusts the conversion price, in certain scenarios, if the Company sells shares at a price below the stated conversion price. The anti-dilution provision is considered a contingent beneficial conversion feature. Due to the inability of the Company to determine the price of the shares sold, the Company is unable to determine the number of shares that the holder would receive if the contingency occurs. Therefore, the beneficial conversion feature is not recognized until the contingent event occurs.

Dividends

Any dividends on the redeemable convertible preferred stock are not cumulative. The holders of the redeemable convertible preferred stock are entitled to receive dividends pro rata with the holders of common stock on an as-converted basis, when and if declared and paid by the Board of Directors, out of any assets at the time legally available. Any declared and unpaid dividends on the redeemable convertible preferred stock are payable upon certain voluntary or involuntary acquisition or sale transactions or the liquidation, dissolution or winding up of the Company as described below under “Liquidation,” and no dividends may be made with respect to the common stock unless all dividends declared on the redeemable convertible preferred stock have been paid or set aside for payment.

Liquidation

In the event of certain voluntary or involuntary acquisition or sale transactions or upon the liquidation, dissolution or winding up of the Company, each, a Reorganization, in which the holders of the series D redeemable convertible preferred stock receive less than $2.491 per share plus any declared but unpaid dividends, referred to as the Series D Liquidation Preference, or such lesser amount approved in writing by the holders of a majority of the then outstanding series D redeemable convertible preferred stock, the series D stockholders will receive the series D liquidation preference before the holders of the series C, series B, series A redeemable convertible preferred stock or common stockholders would receive any proceeds relating to such Reorganization, and the entire assets of the Company available for distribution would be distributed pro rata among holders of the series D redeemable convertible preferred stock. In the event that, after the payment to the holders of the series D redeemable convertible preferred stock, the holders of the series C redeemable convertible preferred stock would receive less than $1.752 per share plus any declared but unpaid dividends or such lesser amount approved by the holders of at least 80% of the then outstanding series C redeemable convertible preferred stock, the entire remaining assets of the Company available for distribution would be distributed pro rata among holders of the series C redeemable convertible preferred stock. In the event that, after the payment to the holders of the series D redeemable convertible preferred stock and series C redeemable convertible preferred stock, the holders of the series B redeemable convertible preferred stock would receive less than $1.485 per share plus any declared but unpaid dividends or such lesser amount approved by the holders of a majority of the then outstanding series B redeemable convertible preferred stock, the entire remaining assets of the Company available for distribution would be distributed pro rata among holders of the series B redeemable convertible preferred stock. However, in the event of any Reorganization, if the holders of the series D redeemable convertible preferred stock, series C redeemable convertible preferred stock or series B redeemable convertible preferred stock would receive less than 1.25 times their respective liquidation preference per share, the holders of each such series will be entitled to receive, in preference to any distribution of assets to the holders of any junior series, an amount per share equal to 1.25 times such liquidation preference.

Humacyte, Inc.

Notes to Financial Statements

In the event that, after the payment to the holders of the series D redeemable convertible preferred stock, series C redeemable convertible preferred stock and series B redeemable convertible preferred stock described above, the holders of the series A redeemable convertible preferred stock would receive less than $1.05596 per share plus any declared but unpaid dividends or such lesser amount approved by the holders of a majority of the then outstanding series A redeemable convertible preferred stock, the entire remaining assets of the Company available for distribution would be distributed pro rata among holders of the series A redeemable convertible preferred stock. After payment to the holders of preferred stock, the remaining assets of the Company available for distribution would be distributed pro rata among the holders of preferred stock and common stock with the preferred stock being treated as if they had been converted to common stock at the then applicable conversion rate.

Voting

Except as provided in the Company’s certificate of incorporation and as required by law, the holders of the redeemable convertible preferred stock vote with the holders of common stock on an as-converted basis. Preferred stockholders will generally vote together with the holders of common stock as a single class but also have class vote approval rights as provided by law and others as specified in the Company’s certificate of incorporation.

Redemption and Balance Sheet Classification

In accordance with the Company’s accounting policy, the series A, series B, series C and series D redeemable convertible preferred stock was classified as temporary equity due to the fact that liquidation is not solely within the control of the Company. As of December 31, 2020 and June 30, 2021 (unaudited), liquidation of the series A, series B, series C and series D redeemable convertible preferred stock was not probable because the change in control events (acquisition, sale or asset transfer) that would lead to liquidation are contingent upon events that have not yet occurred and are not considered probable at this time. The Company has not adjusted the carrying value of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating the Company to pay the liquidation preference to holders of shares of redeemable convertible preferred stock is not probable of occurring. Subsequent adjustments of the carrying values to the liquidation preference will be made only when it becomes probable that such a deemed liquidation event will occur.

8. Stockholders’ Deficit

Common Stock

As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company’s certificate of incorporation, as amended, authorized the Company to issue 340,216,780 shares of common stock, respectively, at a par value of $0.001 per share. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority (assuming the conversion of all redeemable convertible preferred stock into shares of the Company’s common stock) of the capital stock of the Company entitled to vote and without a separate class vote of the common stock.

The holders of common stock are entitled to receive dividends from time to time as may be declared by the Board of Directors. No cash dividend may be declared or paid to common stockholders until paid on each series of outstanding redeemable convertible preferred stock in accordance with its terms. Through December 31, 2020 and June 30, 2021 (unaudited), no dividends have been declared.

Humacyte, Inc.

Notes to Financial Statements

The holders of common stock are entitled to one vote for each share held with respect to all matters voted on by the common stockholders of the Company. Preferred stockholders generally vote together with the holders of common stock as a single class but also have class vote approval rights as provided by law and others as specified in the Company’s certificate of incorporation.

In the event of a Reorganization of the Company, after payment to the preferred stockholders of their liquidation preferences, holders of common stock are entitled, together with holders of redeemable convertible preferred stock, to share ratably in all remaining assets of the Company.

As of December 31, 2019 and 2020 and June 30, 2021 (unaudited), the Company had reserved common stock for future issuances as follows:

	December 31,		June 30,
	2019	2020	2021
			(Unaudited)
Conversion of Series A redeemable convertible preferred stock	70,152,805	70,152,805	70,152,805
Conversion of Series B redeemable convertible preferred stock	91,919,158	91,919,158	91,919,158
Conversion of Series C redeemable convertible preferred stock	42,808,219	42,808,219	42,808,219
Conversion of Series D redeemable convertible preferred stock	60,216,780	60,216,780	60,216,780
Exercise of options under stock plan	19,880,073	18,330,574	24,831,266
Issuance of options under stock plan	10,422,521	11,228,478	4,391,144
Warrant to purchase common stock	125,520	125,520	1,095,616
	295,525,076	294,781,534	295,414,988

Warrants

In conjunction with a long-term debt agreement entered into on March 15, 2006 and paid in full during 2011, the Company issued a warrant that gave the holder the right to purchase 125,520 shares of the Company’s common stock at an exercise price of $0.30 per share, which was outstanding as of December 31, 2019 and 2020. The warrant was fully exercised on March 4, 2021 (unaudited). There was no activity for the warrant during the years ended December 31, 2019 and 2020.

In conjunction with the Loan Agreement entered into on March 30, 2021, the Company issued warrants that gave the holders the right to purchase 1,095,616 shares of the Company’s common stock at an exercise price of $2.699 per share, which was outstanding as of June 30, 2021 (unaudited). Under the terms of the warrant agreement, warrants to purchase an additional 469,550 shares of the Company’s common stock at an exercise price of $2.699 per share are exercisable upon funding of an additional loan advance (unaudited).

9. Stock-based Compensation

The Company has adopted the 2015 Omnibus Incentive Plan, as amended, or the 2015 Plan, which allows for the grant of nonstatutory stock options, or NSOs, and incentive stock options, or ISOs, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock awards to employees, officers, directors, and consultants in the service of the Company. The Company believes that such awards aid in aligning the interests of these persons with those of its stockholders. The Board of Directors determines the specific terms of equity incentive grants, including the exercise price per share and vesting period for option awards. Option awards are granted with an exercise price equal to the fair market value of the Company’s common stock at the date of grant.

The Company has granted options that include either a service-based or performance-based vesting condition and a 10-year contractual term. The service-based vesting condition is generally satisfied over 36 months from the date of grant. The performance-based vesting conditions are satisfied upon the attainment of certain product development milestones. The Company recognizes stock-based compensation expense based on the grant date fair value of the awards. Compensation expense related to awards with service-based vesting conditions is recognized on a straight-line basis over the requisite service period. Compensation expense related to awards with performance-based vesting conditions is recognized over the requisite service period using the accelerated attribution method to the extent achievement of the performance-based condition is probable. The Company does not recognize compensation expense related to awards with performance-based vesting conditions until it is probable that the performance-based vesting condition will be achieved. Forfeitures are accounted for as they occur.

Humacyte, Inc.

Notes to Financial Statements

Option awards under the 2015 Plan generally provide for accelerated vesting of the unvested portions of any option award in the event of an involuntary termination, as such term is defined in the relevant stock option agreement, of a grantee’s employment during the period that commences 30 days prior to the effective date of a corporate transaction and that ends 12 months following the effective date of such transaction. Additionally, the Company’s board of directors may, in its sole discretion, accelerate the vesting of any unvested stock options in the event of a corporate transaction.

In connection with the termination of Mr. Blankenship’s employment with the Company as of May 14, 2021, the Company entered into a severance agreement and release (the “Severance Agreement”) with Mr. Blankenship, effective May 17, 2021, which provides for the terms and conditions of Mr. Blankenship’s separation from Humacyte. The Severance Agreement (unaudited) provides that all unvested stock options granted to Mr. Blankenship under the stock option agreement dated December 18, 2018 will become fully vested and exercisable. Any stock options granted to Mr. Blankenship under any other stock option agreement that did not vest on or before the separation date are forfeited. Additionally, Mr. Blankenship received an extension of time to exercise vested options until September 1, 2022. The Company accounted for this as a modification of an award and recognized the associated expense in the six months ended June 30, 2021.

The Company used the following assumptions on the date of grant to estimate the fair value of the stock options in the Black-Scholes option-pricing model as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
Estimated dividend yield	0%	0%	0%	0%
Expected share price volatility	70.1% - 87.7%	89.4% - 91.6%	89.4% - 91.4%	91.0% - 92.1%
Risk-free interest rate	1.76% - 2.46%	0.34% - 0.75%	0.39% - 0.75%	0.62% - 1.02%
Expected term of options (in years)	6.00	6.00	6.00	6.00

9. Stock-based Compensation (cont.)

•        Fair Value of Common Stock.    As the Company’s common stock has not historically been publicly traded, the fair value of the shares of its common stock underlying the options has historically been determined by the Company’s board of directors with input from management, after considering independent third-party valuation reports.

•        Expected Term.    The expected term represents the period that stock options are expected to be outstanding. The Company calculated the expected term using the simplified method for options, which is available where there is insufficient historical data about exercise patterns and post-vesting employment termination behavior. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term.

•        Expected Volatility.    The expected volatility was based on the historical share volatility of several publicly traded peer companies over a period of time equal to the expected term of the options, as the Company does not have any trading history to use the volatility of its common stock. For purposes of identifying these peer companies, the Company considered the industry, stage of development, size and financial leverage of potential comparable companies.

Humacyte, Inc.

Notes to Financial Statements

•        Risk-Free Interest Rate.    The risk-free interest rate was based on the yields of US Treasury zero-coupon securities with maturities similar in duration to the expected term of the options.

•        Expected Dividend Yield.    The Company has not paid dividends on its common stock nor does it expect to pay dividends in the foreseeable future. Accordingly, the Company has estimated the dividend yield to be zero.

At December 31, 2020 and June 30, 2021 (unaudited), there were 11,228,478 and 4,391,144 options remaining available for grant under the 2015 Plan. The Company has sufficient authorized and unissued shares to make all issuances currently available under the 2015 Plan.

The following tables show a summary of stock-based compensation expense included in the statements of operations and comprehensive loss for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited), and remaining unrecognized cost as of December 31, 2019 and 2020 and June 30, 2021 (unaudited):

	Year Ended December 31,		For the Six Month Ended June 30,
($ in thousands)	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
Research and development	$914	$1,135	$473	$1,351
General and administrative	3,543	3,559	1,823	4,107
Total	$4,457	$4,694	$2,296	$5,458

	As of December 31,		June 30
($ in thousands)	2019	2020	2021
			(Unaudited)
Unrecognized share-based compensation cost	$7,919	$5,789	$14,496
Expected weighted average period compensation costs to be recognized (years)	1.8	1.7	2.3

A summary of option activity under the 2015 Plan during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021 (unaudited) is presented below:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding at December 31, 2018	21,473,871	$1.23	7.4	$21,354
Granted	2,365,100	$2.23
Exercised	(2,364,227)	$0.52
Forfeited	(1,594,671)	$2.00
Options outstanding at December 31, 2019	19,880,073	$1.37	6.5	$17,044
Granted	1,831,700	$2.57
Exercised	(743,542)	$0.41
Forfeited	(2,637,657)	$0.99
Options outstanding at December 31, 2020	18,330,574	$1.59	6.6	$20,422
Vested and exercisable, December 31, 2020	12,918,751	$1.31	5.9	$17,925
Vested and expected to vest, December 31, 2020	18,330,574	$1.59	6.6	$20,422

Humacyte, Inc.

Notes to Financial Statements

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding at December 31, 2020	18,330,574	$1.59	6.6	$20,422
Granted (unaudited)	6,999,500	$2.70
Exercised (unaudited)	(336,642)	$0.59
Forfeited (unaudited)	(162,166)	$1.78
Options outstanding at June 30, 2021 (unaudited)	24,831,266	$1.91	6.85	$19,567
Vested and exercisable, June 30, 2021 (unaudited)	15,803,754	$1.48	5.34	$19,194
Vested and expected to vest, June 30, 2021 (unaudited)	24,831,266	$1.48	6.85	$19,567

The total intrinsic value of options exercised during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited) was $4.0 million, $1.4 million, $1.1 million and $0.7 million, respectively.

The weighted-average grant-date fair value per share of options granted during the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited) was $2.23, $2.57, $2.23 and $2.70, respectively.

10. Income Taxes

The Company did not record any income tax expense or benefit during the years ended December 31, 2019 and 2020. The Company has a net operating loss and has provided a valuation allowance against net deferred tax assets due to uncertainties regarding the Company’s ability to realize these assets. All losses before income taxes arose in the US.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities, including valuation allowances, are as follows:

Humacyte, Inc.

Notes to Financial Statements

	As of December 31,
($ in thousands)	2019	2020
Deferred tax assets:
Net operating loss	$50,616	$53,515
Capitalized research and development	19,660	32,337
Research credits	10,658	15,056
Share-based compensation	1,669	2,519
Right of use lease liability	207	177
Accrued expenses	71	57
Other	1	1
Total deferred tax asset	82,882	103,662
Less: valuation allowance	(82,193)	(101,757)
Total net deferred tax asset	689	1,905
Deferred tax liabilities:
Basis difference in fixed assets	(482)	(1,728)
Right of use lease assets	(207)	(177)
Total deferred tax liability	(689)	(1,905)
Total net deferred tax asset/(liability)	$-	$-

A valuation allowance is provided for deferred tax assets where the recoverability of the assets is uncertain. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient future taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income and the accumulated deficit, the Company provided a full valuation allowance against the deferred tax assets resulting from the tax loss and credits carried forward as of December 31, 2019 and December 31, 2020.

The reasons for the difference between the actual income tax benefit for the years ended December 31, 2019 and 2020, and the amount computed by applying the statutory Federal income tax rate to losses before income taxes are as follows:

	December 31,
	2019		2020
($ in thousands)	Amount	Rate	Amount	Rate
Income tax benefit at statutory rate	$(17,939)	21.0%	$(13,970)	21.0%
State income taxes, net of federal benefit	(1,739)	2.0%	(1,338)	2.0%
Tax credits	(1,821)	2.1%	(2,625)	3.9%
Other nondeductible expenses	54	0.0%	90	(0.1%)
Deferred rate changes	16	0.0%	16	0.0%
Other	449	(0.5%)	(1,736)	2.6%
Change in valuation allowance	20,980	(24.6%)	19,563	(29.4%)
Provision for income taxes	$-	0.0%	$-	0.0%

As of December 31, 2020 the Company had approximately $232.7 million and $232.6 million of Federal and state net operating losses, respectively. Of this amount, $71.5 million of Federal net operating losses are carried over indefinitely, while the remaining amount begins to expire in 2025. The Company’s net operating loss carryforwards are subject to the application of the 80% limitation on taxable income beginning in 2021. Some of these state net operating losses included in these amounts follow the Federal Tax Cuts and Jobs Act and are carried over indefinitely, and others have various expiration dates.

Humacyte, Inc.

Notes to Financial Statements

As of December 31, 2019 and December 31, 2020 the Company had Federal and state research tax credit carryforwards of $10.7 million and $15.1 million, respectively. These credit carryforwards begin to expire in 2021.

Net operating loss carryforwards and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service, or IRS, and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders or groups over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code, which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not determined whether there have been any cumulative ownership changes or the impact on the utilization of the loss carryforwards if such changes have occurred.

The Company applies the accounting guidance for uncertainties in income taxes, which prescribes a recognition threshold and measurement process for recording uncertain tax positions taken, or expected to be taken, in a tax return in the financial statements. Additionally, the guidance also prescribes the treatment for derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company accrues for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes.

On March 27, 2020, the CARES Act was passed by the U.S. Congress and signed into United States law. The CARES Act, among other things, includes certain provisions for individuals and corporations (including a suspension on the application of the 80% limitation described above for taxable years beginning prior to January 1, 2021); however, these benefits did not materially impact the Company’s income tax provision in the periods presented.

The Company’s effective federal tax rate for the six months ended June 30, 2021 (unaudited) was 0%, primarily as a result of estimated tax losses for the fiscal year to date offset by the increase in the valuation allowance in the net operating loss carryforwards. The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of the annual effective tax rate and, if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period. No adjustment was made as of June 30, 2021 (unaudited).

11. Retirement Plan

The Company maintains two defined contribution employee retirement plans, or 401(k) plans, for all employees upon their date of hire. The 401(k) plans are intended to qualify as tax-qualified plans under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plans permit employees to contribute, on a pre-tax basis, a portion of their salary up to the Federally mandated limits. The Company matches an employee’s contribution up to 4% of the employee’s compensation. Contributions to the plans by the Company totaled $0.6 million for the year ended December 31, 2019, $0.6 million for the year ended December 31, 2020 and $0.3 million and $0.3 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively.

12. Commitments and Contingencies

Patent License Agreements

Duke University

In March 2006, the Company entered into a license agreement with Duke University, or Duke, which was subsequently amended in 2011, 2014, 2015, 2018 and 2019. Under this license agreement, Duke granted the Company a worldwide, exclusive, sublicensable license to certain patents related to decellularized tissue engineering, referred to as the patent rights, as well as a non-exclusive license to use and practice certain know-how related to the patent rights. The relevant licensed patent on decellularization of tissue will expire in 2021. The Company has agreed to use commercially reasonable efforts to develop, register, market and sell products utilizing the patent rights, referred to as the licensed products. Any services provided to a third party utilizing licensed products are referred to as licensed services. The Company has also agreed to meet certain benchmarks in its development efforts, including as to development events, clinical trials, regulatory submissions and marketing approval, within specified timeframes. Under the license agreement, Duke retains the right to use the patent rights for its own educational and research purposes, and to provide the patent rights to other non-profit, governmental or higher-learning institutions for non-commercial purposes without paying royalties or other fees.

Humacyte, Inc.

Notes to Financial Statements

In connection with the Company’s entry into the license agreement, the Company granted equity consideration to Duke in the form of 200,666 shares of the Company’s common stock. Under the license agreement, the Company also agreed to pay Duke:

•	a low single-digit percentage royalty on eligible sales of licensed products and licensed services, plus a low double-digit percentage of any sublicensing revenue;

•	an annual minimum royalty beginning in 2012, which increases in the calendar year immediately following the first commercial sale of licensed products or licensed services (whichever occurs first); and

•	an additional amount in license fees, as certain milestones are met.

The license agreement remains effective until the last of the patent rights expires or four years after our first commercial sale, unless earlier terminated. Either party may terminate the agreement for fraud, willful misconduct or illegal conduct, or uncured material breach. Duke may terminate the agreement if the Company becomes insolvent. Duke may also terminate the license, convert the license into a non-exclusive license or seek assignment of any sublicense if the Company fails to reach diligence milestones within the applicable time period. If the Company abandons any claim, patent or patent application, its rights under the license with respect to such patent rights will be terminated in the territory in which the Company abandons such rights. The Company may terminate the license agreement unilaterally upon three months’ prior notice to Duke. The Company agrees to indemnify Duke against certain third-party claims. Payments to Duke under the license agreement were immaterial during the periods presented.

Yale University

In February 2014, the Company entered into a license agreement with Yale University, or Yale, that granted the Company a worldwide license to the patents related to coatings for small-diameter vessels to inhibit clotting. The license granted under the agreement is exclusive in the field of engineered vascular tissues and tissues and extracellular matrix-based implants used for vascular repair, reconstruction and replacement (provided that all uses are vascular tissues within the range of 1-12mm in diameter), except that it is subject to Yale’s non-exclusive right, on behalf of itself and all other non-profit academic institutions, to use the licensed products for research, teaching, and other non-commercial purposes. The Company has agreed to pay to Yale an annual maintenance fee, increasing between the first and fourth anniversaries of the agreement up to a maximum of less than $0.1 million per year for this license.

In August 2019, the Company entered into a license agreement with Yale, that granted the Company a worldwide license to the patents related to Bioartificial Vascular Pancreas (BVP). The license granted under the agreement is exclusive in the field of engineered vascular tissues that deliver pancreatic islet cells to patients, except that it is subject to Yale’s non-exclusive right, on behalf of itself and all other non-profit academic institutions, to use the licensed products for research, teaching, and other non-commercial purposes. The Company has agreed to pay to Yale an annual maintenance fee, increasing between the first and fourth anniversaries of the agreement up to a maximum of less than $0.1 million per year for this license.

In August 2019, the Company entered into a license agreement with Yale, that granted the Company a worldwide license to the patents related to tubular prostheses. The license granted under the agreement is exclusive in the field of engineered urinary conduits, engineered tracheas/airways, and engineered esophagi, except that it is subject to Yale’s non-exclusive right, on behalf of itself and all other non-profit academic institutions, to use the licensed products for research, teaching, and other non-commercial purposes. The Company has agreed to pay to Yale an annual maintenance fee, increasing between the first and fourth anniversaries of the agreement up to a maximum of less than $0.1 million per year for this license.

Humacyte, Inc.

Notes to Financial Statements

The Company has agreed to use reasonable commercial efforts to develop and commercialize the licensed patents and any licensed products and methods, and to use reasonable efforts to make the licensed products available to patients in low and low-middle income countries. The Company is also obligated to provide Yale periodically an updated and revised copy of its plan for each license, which must indicate progress of its development and commercialization. The Company may also sublicense the Company’s rights without Yale’s prior written consent, but such sublicense is subject to certain conditions.

In connection with its entry into the license agreement, the Company paid Yale upfront cash fees. The Company has also agreed to pay Yale:

•	annual maintenance fees, increasing between the first anniversary of the agreement until the fifth anniversary for the coating and BVP licenses and until the fourth anniversary for the tubular prostheses license up to a maximum of less than $0.1 million per year;

•	milestone payments upon achievement of certain regulatory and commercial milestones of $0.2 million and $0.6 million;

•	a low single-digit percentage royalty on worldwide net sales, subject to reductions for third-party license fees; and

•	a low double-digit percentage of sublicensing income.

If the Company or any of its future sublicensees bring a patent challenge against Yale or assists another party in bringing a patent challenge against Yale, the license fees described above will be subject to certain increases and penalties.

The agreements expire on a country-by-country basis on the date on which the last of the patents in such country expires, lapses or is declared invalid. Yale may terminate the agreements if the Company fails to (i) provide written diligence reports, (ii) provide commercially reasonable diligence plans, (iii) implement the plans in accordance with the obligations under the agreements, or (iv) reach certain research and development milestones within the scheduled timeframe set forth in the agreements; however, any such termination right would be limited in scope to the country to which such failure relates. Yale may also terminate for the Company’s non-payment, uncured material breach, failure to obtain adequate insurance, bringing or assisting in bringing of a patent challenge against Yale, abandonment of the research and development of the Company’s products or insolvency. The Company may terminate the license agreements (i) on 90 days’ prior written notice to Yale, provided the Company is not in breach of the license agreements and has made all required payments to Yale thereunder and (ii) on written notice to Yale following an uncured material breach. With respect to the license agreements related to small-diameter vessels and BVP, the Company’s rights under the license agreements will also terminate automatically with respect to a patent application or patent within the licensed patents in a specified country if, upon receipt of written notice from Yale, the Company does not agree to pay the patent filing, prosecution and maintenance fees incurred by Yale for such patent applications or patents in the specified country. Under certain circumstances, Yale may, at its option, convert the exclusive licenses to non-exclusive licenses if the Company declines to initiate certain infringement or interference proceedings with respect to the licensed patents. The Company has agreed to indemnify Yale against certain third-party claims. Payments to Yale under the license agreement were immaterial during the periods presented.

Legal Matters

The Company currently is not aware of any legal proceedings or claims that management believes will have, individually or in the aggregate, a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

Humacyte, Inc.

Notes to Financial Statements

Indemnification

To the extent permitted under Delaware law, the Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments the Company could be required to make under these indemnification arrangements is not specified in such arrangements; however, the Company has director and officer insurance coverage that is intended to reduce its exposure and enable the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification arrangements in excess of applicable insurance coverage is immaterial.

13. Related Party Transactions

Fresenius Medical Care distribution agreement

In addition to Fresenius Medical Care’s purchase of series D redeemable convertible preferred stock, the Company entered into a distribution agreement with Fresenius Medical Care in June 2018 which, as amended as of February 16, 2021, granted Fresenius Medical Care and its affiliates exclusive rights to develop outside the United States and EU and commercialize outside of the United States the Company’s 6 millimeter x 42cm HAV and all improvements thereto, and modifications and derivatives thereof (including any changes to the length, diameter or configuration of the foregoing), for use in vascular creation, repair, replacement or construction, including renal replacement therapy for dialysis access, the treatment of peripheral arterial disease, and the treatment of vascular trauma, but excluding coronary artery bypass graft, pediatric heart surgery, or adhering pancreatic islet cells onto the outer surface of the distribution product for use in diabetic patients. Within the United States, Fresenius Medical Care will collaborate with the Company in its commercialization of the product in the field, including adoption of the distribution product as a standard of care in patients for which such use is supported by clinical results and health economic analyses.

The Company is responsible for developing and seeking regulatory approval for the distribution product in the field in the United States. For countries outside the United States, the parties agreed to use commercially reasonable efforts to satisfy certain agreed minimum market entry criteria for the distribution product in the field in such country. For the EU, once such criteria have been satisfied for the applicable country, or if the parties otherwise mutually agree to obtain regulatory approval for the distribution product in the field in the applicable country, the Company agreed to use commercially reasonable efforts to obtain such regulatory approval (other than pricing approval), and Fresenius Medical Care agreed to use commercially reasonable efforts to obtain the corresponding pricing approval. For the rest of the world (i.e., outside the United States and the EU), once such criteria have been satisfied for the applicable country, or if the parties otherwise mutually agree to obtain regulatory and pricing approval for the distribution product in the field in the applicable country, Fresenius Medical Care agreed to use commercially reasonable efforts to obtain such approvals, and the Company agreed to use commercially reasonable efforts to support Fresenius Medical Care in its efforts.

Under the distribution agreement, the Company grants an exclusive, sublicensable license to Fresenius Medical Care under the patents, know-how and regulatory materials controlled by the Company during the term to commercialize the distribution product in the field outside the United States, subject to the Company’s retained rights to carry out its obligations under the distribution agreement. The Company also grants a non-exclusive, sublicensable license to Fresenius Medical Care under the patents, know-how and regulatory materials controlled by the Company during the term to develop the distribution product in accordance with the terms of the distribution agreement. In addition, the Company grants to Fresenius Medical Care, among other things, a perpetual, irrevocable, non-exclusive sublicensable license under the patents and know-how that primarily relate to the distribution product or its manufacture and that were created, conceived or developed solely or jointly by or on behalf of Fresenius Medical Care in the performance of its activities under the distribution agreement.

The distribution agreement provides that the Company will own all know-how and patents that primarily relate to the distribution product or its manufacture that are created, conceived or developed by or on behalf of either party in the performance of activities under the distribution agreement. Ownership of all other know-how, patents, materials and other intellectual property created, conceived or developed during the performance of activities under the distribution agreement will be determined in accordance with U.S. patent laws for determining inventorship.

Humacyte, Inc.

Notes to Financial Statements

The Company is obligated to make payments to Fresenius Medical Care based on a share of aggregate net sales by or on behalf of the Company of the distribution product in the United States in the field. Such revenue-share payments will be a percentage of net sales in the low double digits, without regard to the calendar year in which such net sales are attributable, until such time that the Company has paid to Fresenius Medical Care a certain total amount, at which time the revenue-share will decrease to a percentage of net sales in the mid-single digits. The amounts that Fresenius Medical Care will be obligated to pay the Company under the distribution agreement for sales of the distribution product in the field outside of the United States will vary. Fresenius Medical Care agreed to pay the Company initially, on a country-by-country basis for sales outside of the United States, the amount equal to the average cost of manufacturing the Company’s distribution product plus a fixed dollar amount per unit. Following a specified period, on a country-by-country basis outside of the United States, Fresenius Medical Care will pay the Company a fixed percentage of net sales for each unit sold in such country, such that the Company will receive more than half of such net sales.

The distribution agreement will generally continue on a country-by-country basis until the later of (a) the tenth anniversary of the launch date of the distribution product in the relevant country or (b) the expiration of the last-to-expire valid claim of specified patents in such country. Each party is permitted to terminate the distribution agreement for insolvency of, or, under certain circumstances, including various cure periods, material breach by the other party. Subject to a cure period, Fresenius Medical Care may also terminate the distribution agreement in its entirety or on a country-by-country basis (i) for certain withdrawals of regulatory approval or (ii) for termination or expiration of any of our in-licenses that is necessary for the exercise of Fresenius Medical Care’s rights, or the satisfaction of its obligations, under the distribution agreement. In addition, Fresenius Medical Care may terminate the distribution agreement for convenience on a country-by-country basis upon not less than 12 months’ written notice to the Company, although Fresenius Medical Care is not permitted to give such notice prior to the end of the second year following launch of the distribution product in such country. Each party is required to indemnify one another for certain third-party claims.

Arrangements with Dr. Niklason and Yale University

In September 2016, the Company entered into a Memorandum of Understanding Regarding Scientific and Operational Leadership, or MOU, with Dr. Niklason in connection with her performance of various consulting activities for the Company.

The MOU provided for the Company to make a payment each year through 2023 to the academic institution with which Dr. Niklason was then affiliated, up to an aggregate amount of $2.5 million for 2018 through 2023, and to pay Dr. Niklason reasonable consulting fees in consideration of the services she performed for the Company. For the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021 (unaudited), the company made payments under the MOU of $0.4 million, $0.5 million, $0.3 million and $0.0 million, respectively, to, or on behalf of, Yale University, where Dr. Niklason, currently the Company’s President, CEO and a member of the Company’s board of directors, serves as a Professor Adjunct, Division Chief and Vice Chair, Research in Anesthesia. The MOU was terminated effective November 9, 2020.

The following table shows a summary of related party expenses included in the statements of operations and comprehensive loss for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited):

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
Expenses under MOU	422	500	250	-
License expenses	110	92	50	85
Other	39	28	13	81
Total	571	620	313	166

Humacyte, Inc.

Notes to Financial Statements

As of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited), the Company was a party to license agreements with Yale University, as described in Note 12 — Commitments and Contingencies above.

14. Subsequent Events

In preparing the financial statements for the years ended December 31, 2019 and 2020, the Company evaluated the effect subsequent events would have on the financial statements through March 22, 2021, which is the date the financial statements were issued.

Under the terms of her employment agreement, the Company awarded Dr. Niklason an additional stock option award in January 2021 entitling her to purchase 5,000,000 shares of the Company’s common stock at an exercise price of $2.699 per share, none of which have vested as of the issuance date of these financial statements. This stock option vests in equal annual installments on each of the first three anniversaries of November 9, 2020, subject to acceleration upon a corporate transaction (as defined in the 2015 Plan). The vesting of this award will not accelerate upon finalization of the Merger (defined below).

On February 17, 2021, the Company entered into a business combination agreement with Alpha Healthcare Acquisition Corp. (“AHAC”) and Hunter Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AHAC, pursuant to which Merger Sub will merge with the Company, with the Company surviving the Merger as a wholly owned subsidiary of AHAC. As a result of the Merger, AHAC, will immediately be renamed Humacyte, Inc. (“New Humacyte”). Immediately prior to the consummation of the Merger, the Company’s outstanding preferred stock will automatically convert into shares of the Company’s common stock at the then-effective conversion ratio. In addition, concurrently with the completion of the Merger, certain investors have agreed to subscribe for and purchase an aggregate of $175 million of common stock of New Humacyte. The boards of directors of both AHAC and the Company have approved the proposed Merger. Completion of the Merger is subject to approval of AHAC’s shareholders and the satisfaction or waiver of certain other customary closing conditions. The Company expects that the Merger will represent a business combination pursuant to FASB ASC Topic 805, Business Combinations and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AHAC will be treated as the acquired company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined company, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of the Company issuing shares for the net assets of AHAC, accompanied by a recapitalization. The net assets of AHAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Merger will be those of the Company.

15. Subsequent Events (unaudited)

In preparing the unaudited interim financial statements as of June 30, 2021 and for the six months ended June 30, 2021, the Company evaluated the effect subsequent events would have on the financial statements through August 27, 2021, which is the date the unaudited interim financial statements were issued.

In connection with the First Amendment to the Loan and Security Agreement, dated June 30, 2021, by and among Silicon Valley Bank, SVB Innovation Credit Fund VIII, L.P. and Humacyte, Inc., $10.0 million of cash was classified as restricted cash on July 9, 2021, pursuant to the minimum liquidity provision of the agreement.

Humacyte, Inc.

Notes to Financial Statements

On August 26, 2021 (the “Closing Date”), the Company consummated the Merger with AHAC, where a subsidiary of AHAC merged with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of AHAC. As a result of the business combination, AHAC was immediately renamed Humacyte, Inc. (“New Humacyte”).

Pursuant to the terms of the business combination agreement, each outstanding share of the Company’s common stock, par value $0.0001 per share, that was outstanding immediately prior to the closing of the Merger (the “Closing) converted into the right to receive 0.26260 shares of New Humacyte’s common stock in exchange for each share of the Company’s common stock held upon the Closing and the contingent right to receive certain Contingent Consideration Shares (as defined below). The preferred stock was converted into the right to receive the aggregate number of shares of New Humacyte’s common stock that would be issued upon conversion of the underlying Company’s common stock, multiplied by 0.26260 , as well as the contingent right to receive certain Contingent Consideration Shares. Each outstanding option and warrant to purchase the Company’s common stock was converted into an option or warrant, as applicable, to purchase a number of shares of New Humacyte common stock equal to the number of shares of the Company’s common stock subject to such option or warrant multiplied by 0.26260. In addition, certain investors purchased an aggregate of 17,500,000 shares of New Humacyte’s common stock (such investors, the “PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $175 million.

Upon the Closing, 2,500,000 Class B shares of AHAC (Founder Shares) automatically converted into shares of New Humacyte, on a one-for-one basis.

In addition, pursuant to the terms of the business combination agreement, (1) warrants to purchase shares of capital stock of the Company were converted into warrants to purchase an aggregate of 287,704 shares of New Humacyte’s common stock and (2) options to purchase shares of common stock of the Company were converted into options to purchase an aggregate of 6,405,130 shares of New Humacyte’s common stock.

Including the $223.5 million in net proceeds from the Merger and the related PIPE Investment received on August 26, 2021 and the cash and cash equivalents on hand, the Company believes its combined cash and cash equivalents will be sufficient to fund operations, including clinical trial expenses and capital expenditure requirements for at least 12 months from August 27, 2021, the issuance date of these interim financial statements.

Subsequent to the Closing Date, eligible former equity holders of the Company may receive up to 15 million additional shares of New Humacyte’s common stock (the “Contingent Consideration Shares”) in the aggregate in two equal tranches of 7.5 million shares if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $15.00 and $20.00 for any 20 trading days within any 30 consecutive trading day period. At the Closing on August 26, 2021, the Company recorded a liability (“Contingent Consideration Liability”) of $147.7 million, based on the estimated fair value of the 15 million Contingent Consideration Shares with a corresponding reduction of additional paid-in capital in the equity section of the Company’s consolidated balance sheet.